UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)       Effective May 21, 2008, Joan Y. Brown resigned for personal reasons as a member of the Board of Directors and as the Chairperson of the Audit Committee of the Company.

(b)        Effective May 21, 2008, J. Roland Vetter has been appointed to the Board of Directors and has been named Chairman of the Audit Committee of the Company.

Since March 1, 2006, Mr. Vetter has been the CFO of QuadTech International, Inc. Since 2004, Mr. Vetter has been CFO and a director of iPackets International, Inc. Since May 2008, Mr. Vetter has been CFO of Albonia Innovative Technologies, Ltd. Since April 2008, Mr. Vetter has been CFO of Conventus Energy, Inc. From 1986 to 1998, Mr. Vetter held various positions with Zimco Group, part of the New Mining Business Division of Anglo American Corporation. Mr. Vetter was the former Group Financial Services Director for the Zimco Group and a former Chairman of the Anglo American Audit Liaison Committee.

Mr. Vetter is a member of both the Canadian and South African Institute of Chartered Accountants. He attended the University of the Witwatersrand in South Africa, where he obtained his Bachelor of Commerce and Bachelor of Accounting degrees.

Mr. Vetter has not previously held any positions with the Company. There have been no related party transactions between Mr. Vetter and the Company. During the last fiscal year, Mr. Vetter has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Mr. Vetter would have a direct or indirect material interest. Mr. Vetter has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

On May 21, 2008, Mr. Vetter was granted 100,000 options with an exercise price of $0.21 per share. The options have a term of three (3) years and are subject to other standard terms and conditions under the stock option agreement. Mr. Vetter shall also be compensated $1,000 per month for Director services.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99	Press Release “Golden Phoenix Names Roland Vetter to Board
of Directors” dated May 27, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated:	May 28, 2008	By: /s/ Robert Martin

Robert Martin

President

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